As filed with the Securities and Exchange Commission on January 12, 2001.

                                                         Registration No. 333-
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                        CROSS MEDIA MARKETING CORPORATION
             (Exact name of registrant as specified in its charter)

      Delaware                                           13-4042921
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                        Identification No.)

                           410 Park Avenue, Suite 830
                               New York, NY 10022
                                 (212) 752-2601
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                ----------------

                                 Ronald Altbach
                      Chairman and Chief Executive Officer
                           410 Park Avenue, Suite 830
                               New York, NY 10022
                                 (212) 752-2601
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                -----------------

                                    Copy to:

                            Bonnie D. Podolsky, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                -----------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. o

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                            CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                                   Proposed        Proposed
                                               Amount               Maximum         Maximum         Amount of
      Title of Shares                           to be           Offering Price    Aggregate       Registration
      to be Registered                        Registered (1)      Per Share(1)  Offering Price(2)     Fee
===============================================================================================================
Common Stock, par value $.001 per share       9,239,692 shares       $1.625     $15,014,499.50     $3,754.00
===============================================================================================================

(1) Consists of shares of common stock (a) issuable upon conversion of the Registrant's Series A Convertible Preferred Stock (the "Series A Shares"),
      (b) issuable upon exercise of warrants to purchase an aggregate of 375,000 shares of common stock at $1.485 per share (the "Warrants") and (c) to be issued as payment of dividends accrued on the Series A Shares as of January 1, 2001. This Registration Statement shall also cover an indeterminate number of additional shares of common stock as may be issuable upon conversion of the Series A Shares, exercise of the Warrants or issuance of shares of common stock to pay dividends to prevent dilution.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low prices of the Registrant's common stock as reported on the American Stock Exchange on January 8, 2001, which is within five business days prior to the date of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED JANUARY 12, 2001

                                   PROSPECTUS

                        CROSS MEDIA MARKETING CORPORATION

                        9,239,692 SHARES of Common Stock

                               ------------------


      The stockholder of Cross Media Marketing Corporation ("Cross Media Marketing" or the "Company") listed on page 13 of this prospectus is offering and selling a total of up to 9,239,692 shares of Cross Media Marketing common stock under this prospectus.

      Certain shares to be sold will be issued upon conversion of shares of Cross Media Marketing's Series A Convertible Preferred Stock ("Series A Shares") or upon exercise of related warrants owned by the selling stockholder. Certain shares to be sold will be issued to the selling stockholder in payment of accrued dividends on the Series A Shares as of January 1, 2001. The selling stockholder may offer its common stock through transactions on the American Stock Exchange; in private transactions at current market prices; or at negotiated prices.

      Cross Media Marketing is registering an indeterminate number of additional shares of common stock as may be issuable upon conversion of the Preferred Stock and exercise of the Warrants and in respect of accrued dividends on the Series A Shares as of January 1, 2001 to reflect adjustments to prevent dilution.

      We will not receive any of the proceeds from the sale of the shares sold by the selling stockholder and are not offering any shares for sale under this prospectus. See "Plan of Distribution" on page 15 for a description of sales of the shares by the selling stockholder.

      Our common stock is listed on the American Stock Exchange under the symbol "XMM." On January 9, 2001, the closing sale price for our common stock, as reported on the American Stock Exchange, was $1.9375. We advise you to obtain a current market quotation for Cross Media Marketing common stock.

      On December 28, 2000, we changed our name from Symposium Corporation to Cross Media Marketing Corporation.

                       -------------------------------

      Investing in our common stock involves risks. See "Risk Factors" beginning on page 5 of this prospectus.

                       -------------------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                       -------------------------------

            The date of this prospectus is _______________, 2001.

                                TABLE OF CONTENTS

                                                                            Page

About Cross Media Marketing Corporation....................................... 3
Risk Factors.................................................................. 5
Forward-Looking Statements....................................................11
Use of Proceeds...............................................................11
Description of Capital
Stock.........................................................................11
Selling Stockholder  .........................................................13
Plan of Distribution..........................................................15
Legal Matters.................................................................16
Experts.......................................................................16
Where You Can Find Additional Information.....................................18

                                     SUMMARY

      This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including "Risk Factors" beginning on page 5. In addition, you should also read the documents we have referred you to in "Where You Can Find Additional Information" on page 18 for information on our company and our financial statements.

                   ABOUT CROSS MEDIA MARKETING CORPORATION

      We are a cross media direct marketing company that integrates sophisticated marketing skills with new technologies for the sale of multi-magazine subscription packages, discount buying club memberships and telecommunication services. Through inbound and outbound telemarketing programs at Media Outsourcing, Inc. ("MOS"), our principal operating business, we contact and retain critical data on more than eleven million consumers annually.

      Our strategy is to integrate well established direct marketing skills with a variety of new technologies, including e-mail marketing, web-based systems and interactive voice response, ultimately resulting in a multi-faceted marketing platform for the sale of products and services. We expect that this strategy will enable us to contact consumers on a cost effective basis through multiple communications channels, such as e-mail, telemarketing, traditional advertising and interactive voice response. We plan to use these consumer contacts to develop a dynamic consumer database and to integrate all of these activities into a single new system. When completed, the new system should enable us to target marketing campaigns to select sub-groups of our total customer base and to measure the success of campaigns while factoring in the different communications channels used in those campaigns.

      As a first step in implementing this strategy, in January 2000, we acquired the business of an Atlanta, Georgia based magazine subscription agency, which works on behalf of publishers to generate new magazine subscriptions. We operate this business through our wholly-owned subsidiary, MOS. We act as a clearinghouse which has the "Direct Authority" on behalf of magazine publishers, to accept magazine subscription orders and to place those orders with fulfillment houses designated by the publishers. We retain approximately 35 independent telemarketing agencies, also known as call centers, to generate magazine subscriptions on our behalf and have recently opened our own call centers in Orlando, Florida and Peoria, Illinois. Each month, these call centers reach between 900,000 and 1,000,000 potential customers, resulting in approximately 12,000 new orders per month in 2000. The call centers offer a bundle of four to five magazines having an average selling price of approximately $600 per bundle, for an average subscription period of between one and four years. We decide whether to accept orders submitted by the call centers by calling each customer to verify all of the information regarding the order, including the details of the magazine subscription order and the customer's credit card information. When this process is complete, we finance the cost of the magazines to the subscriber, generally over a 12 month period, by automatically debiting each subscriber's credit card on a monthly basis. We forward the order to the magazine publisher's fulfillment center for processing and pay the publisher an agreed upon amount for the order.

      On May 2, 2000, we established a strategic alliance with Cendant Corporation to develop an on-line discount buying club. The new site, the "Symposium Marketplace," created and hosted by Cendant, became fully functional on December 1, 2000. The Symposium Marketplace site offers members a broad range of consumer products on-line at discount prices. In addition to hosting the site, Cendant provides customized customer service including an 800-number and an e-mail address for inquiries posed by members. Cross Media Marketing and Cendant will share membership fees, merchandise revenue and advertising revenue associated with the site.

      On August 31, 2000, we entered into an agreement to acquire National Syndications, Inc. ("NSI"), a direct marketer of consumer products and a party to service advertising contracts that make it the largest print advertiser in Sunday newspaper based magazines. We agreed to pay approximately $13.0 million in cash, plus shares of our common stock having a value of approximately $3.0 million and approximately $3.1 million in future earnout payments, based on NSI's earnings in calendar years 2000 through 2002. The NSI acquisition was originally scheduled to close by the end of September, 2000. The parties agreed to delay the closing until January 10, 2001 and agreed to a further delay until January 31, 2001. We have encountered difficulties in arranging the financing necessary to enable us to pay the cash portion of the purchase price. Therefore, there can be no assurance that we will be able to complete the NSI acquisition.

      On November 30, 2000, we acquired WeFusion.com, Inc. ("WeFusion"), an application service provider (ASP) which has developed a database architecture that will enable us to develop sophisticated customer profiles. We anticipate that WeFusion's technology will enhance our ability to cross market products and services through multiple channels to our existing and newly acquired customers. The WeFusion acquisition has provided us with significant additional technology and management expertise and also added two million names to our databases.

      On December 28, 2000, we changed our name from Symposium Corporation to Cross Media Marketing Corporation and, effective December 29, 2000, changed our trading symbol on the American Stock Exchange to "XMM". We are a Delaware corporation. Our executive offices are located at 410 Park Avenue, Suite 830, New York, New York 10022. Our phone number is (212)752-2601. References in this prospectus to the "Company or "we," "us," or "our" means Cross Media Marketing Corporation and its subsidiaries on a consolidated basis, unless the context otherwise indicates.

                                  RISK FACTORS

Investing in these securities involves substantial risks. You should consider carefully the following risk factors, together with all of the other information included in this prospectus and incorporated by reference into this prospectus, in deciding whether to invest in the securities.

      Investing in our common stock will provide you with an equity ownership interest in Cross Media Marketing Corporation. As a stockholder, you may be exposed to the risks inherent in our business. The performance of your shares will reflect the performance of our business relative to, among other things, the competition and industry, general economic and market conditions. The factors discussed below may harm our business, financial condition and results of operations. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following risk factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

Risks Related to Our Business

WE HAVE A HISTORY OF LOSSES AND MAY INCUR FUTURE LOSSES.

      We continue to report net losses to our common stockholders. The net loss to our stockholders for the nine months ended September 30, 2000 was $37.4 million, or $1.64 per share, primarily as a result of preferred stock dividends of $36.7 million. The preferred dividends include dividends of $0.6 million that we were contractually required to pay to the holders of the preferred stock and non-cash deemed dividends of $36.1 million. Deemed dividends represent the accretion of the difference between the carrying value and the mandatory redemption amounts of preferred stock that resulted from allocating a portion of the proceeds to common stock, common stock purchase warrants, and the beneficial conversion features of the shares. We may continue to incur deemed dividends in the future. In addition, if our net revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations, our business, results of operations, financial condition and prospects would be materially and adversely affected.

WE HAVE A LIMITED OPERATING HISTORY.

      We developed our present business strategy in 1999 and completed our first acquisition in January 2000. Therefore, we have a limited history of operations under our present business strategy upon which you can evaluate the likelihood of our success. The implementation of a new business strategy frequently involves risks, expenses and uncertainties that may adversely affect our business, results of operations, financial condition and prospects.

WE WILL NEED ADDITIONAL FINANCING.

      We will need additional debt or equity financing in order to satisfy our obligation to redeem the outstanding shares of our Series C Convertible Preferred Stock (the "Series C Shares") on or before January 26, 2001 (if the holders do not elect to convert the Series C Shares before that date) and to complete the acquisition of NSI. We may need additional financing to satisfy our obligation to purchase up to 600,000 shares of common stock from one of our stockholders who has the right to require us to purchase these shares commencing on January 15, 2001. We may also require additional financing to pursue our strategy of expanding our business through the acquisition of companies whose businesses are strategically appropriate for us. The financing that we need may not be available to us at all, and if available may not be available on terms that are acceptable to us. The failure to obtain such financing on a timely basis, or on economically favorable terms, could prevent us from continuing our strategy or from responding to changing business or economic conditions, and could cause us to experience difficulty in withstanding adverse operating results or competing effectively. Therefore, such failure could materially harm the Company. The Company's failure to redeem the outstanding Series C Shares would entitle the holders to receive warrants to purchase a total of 558,370 shares of common stock per month at a price of $0.25 per share (if all of the shares of Series C Shares continue to be outstanding). The issuance of these warrants could result in significant dilution to the existing holders of common stock.

      If we raise additional funds by issuing equity securities, stockholders may experience dilution of their ownership interest. Moreover, we could issue preferred stock that has rights senior to those of our common stock. If we raise funds by issuing debt securities, these securities would have rights, preferences and privileges senior to holders of common stock and our lenders may place limitations on our operations.

WE ARE SUBJECT TO RESTRICTIVE CREDIT FACILITY COVENANTS WHICH COULD HARM OUR FINANCIAL STATUS AND HAVE A NEGATIVE IMPACT ON OUR STOCK PRICE.

      In January 2000, we entered into an agreement with Coast Business Credit ("Coast") to provide a credit facility to finance the acquisition of our magazine subscription telemarketing business and the ongoing working capital needs of our subsidiary, MOS. The credit facility has a term of three years, and provides a maximum credit line of $20 million, subject to certain availability limitations. We have guaranteed MOS' obligations under the Coast facility. Under the agreement with Coast, we are required, among other things, to maintain a consolidated net worth of not less than $9.0 million (defined as stockholders' equity and subordinated debt) and excess borrowing availability of $750,000. If we cannot satisfy these or other covenants under the Coast facility, we will be required to seek a waiver or amendment from Coast. Although Coast has agreed to waivers and amendments in the past, there can be no assurance that they will do so in the future. If we default in performing our obligations to Coast, Coast would be entitled to accelerate the maturity of outstanding indebtedness under the credit facility ($11.2 million as of December 31, 2000), and to enforce its security interest in our assets.

OUR ACCOUNTS RECEIVABLE RESERVES MAY NOT BE ADEQUATE.

      We extend credit to subscribers who purchase multi-magazine subscription packages of four to five magazines having an average selling price of approximately $600 per bundle, for an average subscription period of between one and four years. We have established a reserve to cover bad debts based upon our past history with subscriber receivables. If our accounts receivable reserves are inadequate, our results of operations could be materially adversely affected.

WE MAY BE ADVERSELY AFFECTED BY AN ECONOMIC SLOWDOWN.

      Our business may be adversely affected by periods of economic slowdown or recession, which may be accompanied by a decrease in the availability of consumer credit. Any material decline in the availability of consumer credit may result in a decrease in consumer demand to make credit cards purchases, which could adversely affect the demand for the our products and services.

WE MAY BE UNABLE TO MANAGE OUR FUTURE GROWTH.

      We expect to experience significant growth. This anticipated growth in our operations could place a significant strain on our operational, systems and employee resources. As a result, we will have to implement new operational and financial systems, procedures and controls. In order to manage and accommodate our planned growth (if it occurs), we will need to continue to improve and adapt our financial planning, accounting systems, information systems and management structures. We will also need to expand, train, retain and manage our employee base. If we are unable to manage our growth effectively, our financial condition and results of operations could be materially adversely affected.

IF WE ACQUIRE OR MAKE STRATEGIC INVESTMENTS IN OTHER BUSINESSES OR ACQUIRE OR LICENSE TECHNOLOGY AND OTHER ASSETS, WE MAY HAVE DIFFICULTY INTEGRATING THESE BUSINESSES OR GENERATING AN ACCEPTABLE RETURN FROM ACQUISITIONS.

      We intend to acquire, and to enter into strategic relationships with, other businesses and acquire or license technology and other assets. We cannot assure you that acquisition or licensing opportunities will be available on terms acceptable to us or at all. These acquisitions and strategic relationships will involve risks, including: inability to raise the required capital; inability to compete successfully for available acquisition candidates or strategic partners; difficulty in assimilating the acquired assets, operations and personnel; disruption of our ongoing business; distraction of our management from other responsibilities; and lack of the necessary experience to enter new markets. We may not successfully overcome problems encountered in connection with potential acquisitions or licensing arrangements. In addition, acquisitions or strategic relationships could materially impair our operating results, causing us to incur additional debt, or requiring us to amortize acquisition expenses and acquired assets.

 WE ARE DEPENDENT ON KEY PERSONNEL TO OPERATE OUR BUSINESS EFFECTIVELY.

      Our future success may depend on the continued performance of our senior management and other key personnel. Our future operating results may depend, in part, upon our ability to retain the services of these individuals. We cannot assure you that key personnel will not leave Cross Media Marketing or compete with us, which could have a material adverse effect on our business, results of operations and financial condition. The loss of the services of any of our executive officers or other key employees could adversely affect our business. Our senior management may not perform effectively as individuals or work together as a team. In addition, competition for employees in our industry and geographic area is intense.

GOVERNMENT REGULATION COULD ADD SIGNIFICANT ADDITIONAL COSTS TO OUR BUSINESS AND IMPOSE RESTRICTIONS ON CERTAIN OF OUR MARKETING PRACTICES WHICH COULD HAVE A SIGNIFICANT ADVERSE EFFECT ON REVENUES.

      Laws and regulations applicable to direct marketing, telemarketing, Internet marketing and consumer protection are becoming more prevalent. Each of the fifty states and the federal government has laws regulating telemarketing, sweepstakes promotions, promotional incentives and advertising to consumers which vary from state to state. While we review our telemarketing scripts and advertising copy to ensure that they comply with applicable laws, there is no guarantee that federal or state authorities will not find that our marketing efforts do not comply with these laws. In addition, it is likely that additional federal and/or state regulations regarding telemarketing, sweepstakes, e-mail marketing and other marketing practices engaged in by Cross Media Marketing will be enacted. If enacted, these regulations could have an adverse effect on revenues and result in additional expenses to the Company.

      The Federal Trade Commission is currently in the process of reviewing the provisions of the Telemarketing Sales rule to determine if any changes to the Rule should be made. If the Federal Trade Commission determines that changes to the rule are necessary, such changes could have a significant adverse effect on our business.

      In 1999, Congress enacted the Deceptive Mail Prevention and Enforcement Act which imposes various restrictions on the offering of sweepstakes through the mail. Additional sweepstakes legislation has been enacted or is pending in various states. This addition regulation could have an adverse impact on our marketing activities.

      Federal and state authorities have also been investigating various companies' use of certain marketing practices, such as the use of personal information, magazine subscription agents' sweepstakes practices and the marketing of membership club services through the use of inbound and outbound telemarketing campaigns. These investigations could result in additional rules, regulations or industry standards which could have an adverse impact on our marketing practices.

EXTENSIVE GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATED TO DOING BUSINESS ON THE INTERNET COULD LIMIT OUR SALES OR ADD SIGNIFICANT ADDITIONAL COSTS TO OUR BUSINESS.

      Laws and regulations directly applicable to Internet communications, commerce, marketing and data protection are becoming more prevalent. If any of these laws hinders the growth in use of the Internet generally or decreases the acceptance of the Internet as a medium of communications, commerce and marketing, our business and prospects may suffer materially. The United States Congress has enacted Internet laws regarding children's privacy, copyrights and taxation. Other laws and regulations may be adopted covering issues such as user privacy, marketing activities, pricing, content, taxation and quality of products and services. The governments of some states and foreign countries have begun to regulate our transactions and levy sales or other taxes relating to our activities and will likely continue to do so. The laws governing the Internet remain largely unsettled, even in areas where legislation has been enacted. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising and marketing services. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet.

      Laws and regulations regulating the transmission of unsolicited email marketing messages are being considered by many jurisdictions. Legislation of that type has recently been adopted by the States of California, Virginia and Washington, and similar legislation is pending in the State of New York and in Congress. The Telecommunications Act of 1996 prohibits some types of information and content from being transmitted over the Internet. The prohibition's scope and the liability associated with a Telecommunications Act violation are currently unsettled. In addition, although substantial portions of the Communications Decency Act were held to be unconstitutional, we cannot be certain that similar legislation will not be enacted and upheld in the future.

CHANGES IN LAWS RELATING TO CONSUMER PRIVACY AND POTENTIALLY HEIGHTENED SCRUTINY OF OUR SERVICES COULD HARM OUR BUSINESS.

      There has been increasing public debate about the collection, distribution and use of information about consumers. Although this debate has primarily focused on information collected through the Internet, many of the issues apply to data gathered through other media. We interact with consumers through our various direct marketing efforts, both online and offline. As a consequence of government regulation or evolving standards of consumer privacy protection, we may be required to make changes to our marketing media and platforms in ways that could diminish the effectiveness of our marketing efforts, which could harm our business.

Market Related Risks

SHARES ELIGIBLE FOR FUTURE SALE COULD CAUSE OUR STOCK PRICE TO DECLINE DUE TO DILUTION

      As of December 31, 2000, there were 28,604,519 issued and outstanding shares of our common stock. If the holders of all outstanding options and common stock purchase warrants exercised those options and warrants, and the holders of all outstanding convertible securities converted them into common stock, we would be required to issue approximately 25.7 million additional shares of common stock, based on current exercise and conversion prices. The conversion price of the outstanding Series A Shares is subject to adjustment in a manner that could result in substantial dilution to other holders of the Company's equity securities. Prior to June 9, 2001, the Series A Shares cannot be converted into common stock if the closing bid price of the common stock is less than $1.50 per share. Commencing June 9, 2001, the Series A Shares are convertible into common stock at a floating rate based on the average of the three lowest non-consecutive closing bid prices of the common stock during the ten trading days prior to the date on which the conversion price is determined, subject to certain adjustments Therefore, the lower the price of our common stock is at the time of conversion, the more shares of common stock the holder of the Series A Shares will receive upon conversion. For additional details, please see the description of the Series A Shares under "Description of Capital Stock."

      The market price of the common stock could decline as a result of future sales of substantial amounts of the common stock, or the perception that such sales could occur. Furthermore, certain stockholders have the right to require us to register for re-sale their shares of common stock, or shares of common stock into or for which their shares of convertible preferred stock, options or warrants are convertible or exercisable, which may facilitate the sale of these shares in the public market. In excess of 34,000,000 shares of outstanding common stock and shares of common stock into or for which outstanding options, warrants and convertible securities are exercisable or convertible are entitled to these "registration rights."

OUR STOCK PRICE IS VOLATILE.

      The market price of our common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. Some of these fluctuations appear to be unrelated or disproportionate to our operating performance. Future market movements may materially and adversely affect the market price of the our common stock.

Other Risks

OWNERSHIP OF THE COMPANY IS CONCENTRATED.

      The five largest stockholders of the Company beneficially owned in excess of 50% of the Company's issued and outstanding common stock as of December 31, 2000. Assuming that these stockholders acquired additional shares of common stock by converting the shares of convertible preferred stock and exercising the options and common stock purchase warrants that they owned on December 31, 2000, they would beneficially own in excess of 70% of the issued and outstanding common stock. As a result, these stockholders have the ability to exert significant influence over the Company's business, including the election of directors and the approval of any other action requiring the approval of stockholders. This concentration of share ownership may: (i) delay or prevent a change of control of the Company; (ii) impede a merger, consolidation, takeover or other business combination involving the Company; or (iii) discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

PROVISIONS OF OUR CORPORATE CHARTER DOCUMENTS COULD DELAY OR PREVENT A CHANGE OF CONTROL.

      Our Certificate of Incorporation authorizes the board of directors (the "Board of Directors") to issue up to 10,000,000 shares of preferred stock, par value $.001 per share. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include, among other things, voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. There are two series of preferred stock currently outstanding which have a preference over the common stock if our company is liquidated. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to a third party. The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of our Company, thereby preserving control by the current stockholders.

                           FORWARD-LOOKING STATEMENTS

      When used in this prospectus, the words "believes," "plans," "expects," and "anticipates," and similar expressions are intended to identify forward-looking statements. Except for historical information contained in this prospectus, the matters discussed and the statements made herein or in the information incorporated by reference herein concerning our future prospects are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our views as of the date they are made with respect to future events, but are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Forward-looking statements are not guarantees of future performance, and necessarily involve risks and uncertainties, and our results could differ materially from those anticipated in the forward-looking statements contained in this prospectus.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the common stock by the selling stockholder.

                            DESCRIPTION OF CAPITAL STOCK

      We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following description of our capital stock does not purport to be complete and is subject to and qualified by our certificate of incorporation and bylaws, particularly the corrected certificate of designations of the Series A Shares and our agreements with the holder of the Series A Shares, which have been filed as exhibits to the registration statement of which this prospectus is a part and are hereby incorporated by reference in this prospectus, and the applicable laws of the State of Delaware.

      Common Stock

      On December 31, 2000, a total of 28,604,519 shares of common stock were outstanding. The holders of common stock are entitled to one vote for each share so held and are entitled to notice of any stockholders meeting and to vote upon any matters as provided in our bylaws or as may be provided by law. Except for and subject to those rights expressly granted to holders of preferred stock, and except as may be provided by the laws of the State of Delaware, the holders of common stock have all other rights of stockholders, including without limitation, (i) the right to receive dividends, when, as and if declared by our board, and (ii) in the event of any distribution of assets upon a liquidation or otherwise, the right to receive all the assets and funds of Cross Media Marketing Corporation remaining after the payment to the holders of the preferred stock of the specific amounts to which they are entitled.

      Preferred Stock

      The board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. We currently have two series of preferred stock authorized, issued and outstanding, the Series A Shares and the Series C Shares. We have no current plans to issue any additional shares of preferred stock.

      Series A Convertible Preferred Stock

      On June 9, 2000, we issued 30,375 Series A Shares and a related warrant to the selling stockholder, The Shaar Fund Ltd. On August 1, 2000, we issued an additional 20,250 Series A Shares and a related warrant to the selling stockholder. We issued the Series A Shares and the related warrants in private placements.

      The face amount of the Series A Convertible Preferred Stock is $100 per share or a total of $5,062,500 for all of the outstanding Series A Shares.

      Dividends. Dividends are payable on the Series A Shares on July 1 and January 1 of each year at an annual rate of 10% of the face amount, except that dividends accrued as of January 1, 2001 are payable on February 28, 2001. Dividends are payable in cash or, if the conditions described in the certificate of designations are satisfied, in additional shares of common stock valued at the conversion price on the dividend payment date.

      Liquidation. In the event of our liquidation, the Series A Shares are entitled to receive a liquidation preference before any amounts are paid to holders of our common stock. The liquidation preference equals the stated value plus any accrued and unpaid dividends.

      Redemption. Commencing June 9, 2001, we have the right to redeem all, but not less than all, of the outstanding Series A Shares at a redemption price of 100% of face value plus any accrued and unpaid dividends, provided that the average of the closing asked prices of the common stock for the twenty trading days preceding our notice of redemption is less than $5.00 per share.

      Conversion. The Series A Shares are convertible at the option of the holder into a number of shares of our common stock determined by dividing the applicable conversion price into the stated value of the Series A Shares. The conversion price equals the lower of: (i) $1.9250 or (ii) a percentage (ranging from 103% on June 9, 2000 down to 91% from and after March 7, 2001) of the average of the three lowest, non-consecutive closing bid prices for the common stock during the ten trading days preceding the date of the holder's notice to us of the conversion. The applicable percentage in effect through March 6, 2001 is 94%. The conversion price in effect on January 10, 2001 was $1.2925 and, accordingly, on that date the outstanding Series A Shares would have been convertible into a total of 3,916,827 shares of common stock.

      The conversion price of the Series A Shares is subject to downward adjustment to equal the lowest price at which shares of our common stock or securities convertible into, or exchangeable or exercisable for, shares of our common stock, are issued while the Series A Shares remain outstanding, subject to certain exceptions. These exceptions include the issuance of shares of common stock upon conversion or exercise of outstanding options, warrants or convertible securities, the grant of options under our stock option plans and the issuance of common stock upon exercise of those options. The conversion price of the Series A Shares is also subject to other anti-dilution protections.

      The terms of the Series A Shares provide they are not convertible if and to the extent that the issuance of shares of our common stock to the holder upon conversion would result in the holder being deemed to be the "beneficial owner" of 5% of more of the then outstanding shares of our common stock. This limitation would not prevent a holder from converting its Series A Shares into 4.9% of our then outstanding common stock, subsequently selling shares of our common stock, and then converting additional Series A Shares. Thus, the total number of shares of common stock potentially issuable to the selling stockholder upon the conversion of the Series A Shares and exercise of the related warrants, in the aggregate, may equal or exceed 5% of our outstanding common stock.

      Voting Rights. The Series A Shares have no right to vote, except as otherwise provided by law or with respect to certain matters specified in the certificate of designations. These include changing the rights, preference or privileges of the Series A Shares, creation of a new class or series of stock having equal or preferential rights to the Series A Shares upon a liquidation, increasing the number of authorized Series A Shares or changing the rights, preferences or privileges of any other class of stock in a manner that adversely affects the Series A Shares. However, the holders of Series A Shares are entitled to receive prior notification of a meeting of the stockholders, including copies of any information sent to the stockholders. If the holders of Series A Shares are entitled by law to vote on any matter as a class, the affirmative vote of a majority of the Series A Shares is required to approve the matter. To the extent that the holders of Series A Shares are entitled by law to vote together with the holders of common stock, each holder of Series A Shares is entitled to a number of votes equal to the number of shares of common stock into which that holder's Series A Shares are then convertible.

                               SELLING STOCKHOLDER

      On June 9, 2000, we issued 30,375 Series A Shares and a related warrant to purchase 225,000 shares of our common stock to The Shaar Fund Ltd. (the "selling stockholder"). On August 1, 2000, we issued an additional 20,250 Series A Shares and a related warrant to purchase 150,000 shares of our common stock to the selling stockholder. We issued the Series A Shares and the related warrants (the "Warrants") in private placements that were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of that Act. The gross proceeds of the offering were $3,750,000.

      The Warrants expire on June 9, 2005 and entitle the holder to purchase up to 375,000 shares of common stock at a fixed exercise price of $1.485 per share. The exercise price of the Warrants is subject to downward adjustment to equal the lowest price at which shares of our common stock or securities convertible into, or exchangeable or exercisable for, shares of our common stock, are issued while the Warrants remain outstanding, subject to certain exceptions. These exceptions include the issuance of shares of common stock upon conversion or exercise of outstanding options, warrants or convertible securities, the grant of options under our stock option plans and the issuance of common stock upon exercise of those options. The exercise price of the Warrants is also subject to other anti-dilution protections.

      The selling stockholder is offering and selling under this prospectus all of the shares of common stock that it acquires upon conversion of the Series A Shares and exercise of the exercise of Warrants, and that are issued as dividends on the Series A Shares through January 1, 2001, a total of up to 9,239,692 shares of common stock, subject to anti-dilution protections. The number of shares being offered and sold is based upon an assumed conversion price for the Series A Shares of $0.60 per share and the actual exercise price of the Warrants of $1.485 per share. The number of shares of common stock being offered and sold that are acquired in payment of accrued dividends on the Series A Shares is also calculated based on the $0.60 assumed conversion price. Based on actual conversion and Warrant exercise prices as of January 10, 2001, the selling stockholder would be entitled to receive a total of 4,409,137 shares of common stock upon conversion of all of the Series A Shares, exercise of the Warrants and payment of accrued dividends as of January 1, 2001.

      The selling stockholder does not beneficially own any shares of common stock in addition to those to be received upon conversion of the Series A Shares and exercise of the Warrants and as dividends on the Series A Preferred Stock. The selling stockholder will not own any shares of common stock after the completion of the offering (assuming that all of the shares offered by the selling stockholder are sold).

      Information with respect to share ownership has been provided by the selling stockholder. The shares offered under this prospectus may be offered from time to time, in whole or in part, by the selling stockholder or its transferees. The selling stockholder has not been an officer, director or employee of Cross Media Marketing for the past three years.

                              PLAN OF DISTRIBUTION

      We are registering the shares of Cross Media Marketing common stock offered under this prospectus on behalf of the selling stockholder. As used herein, "selling stockholders" includes donees, pledgees, distributees, transferees or other successors in interest selling shares received from the selling stockholder after the date of this prospectus. We will pay all expenses of registration of the shares offered hereby, other than commissions, discounts and concessions of underwriters, dealers or agents. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

      The shares may be sold from time to time by the selling stockholders. Sales of the shares may be made in one or more types of transactions (which may include block transactions) on one or more exchanges, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers.

      The selling stockholders may effect these transactions by selling their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Consequently, any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933, or to contribute to payments which the selling stockholders may be required to make in respect thereof. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

      Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to them.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that Rule.

      Upon being notified by any selling stockholder that it has entered into any material arrangement with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

o     the name of the selling stockholder and the participating broker-dealers;

o     the number of shares involved;

o     the price at which the shares were sold;

o the commissions paid or discounts or concessions allowed to these broker-dealers, where applicable;

o that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

o     other facts material to the transaction.

      We have agreed with the selling stockholders to keep the registration statement, of which this prospectus is a part, effective for a period ending on the earlier of (i) the first anniversary of the effective date of the registration statement or (ii) the date on which all shares offered hereby have been sold in accordance with the plan of distribution described in this prospectus, transferred pursuant to Rule 144 under the Securities Act of 1933 or otherwise transferred in a manner that results in the delivery of new securities not subject to transfer restrictions under the Securities Act of 1933.

                                  LEGAL MATTERS

      The validity of the securities being offered under this prospectus has been passed upon for Cross Media Marketing by Kramer Levin Naftalis & Frankel LLP, New York, New York. Kramer Levin Naftalis & Frankel LLP beneficially owns 120,275 shares of Cross Media Marketing Corporation's common stock.

                                     EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference, from Cross Media Marketing Corporation's (formerly Symposium Corporation) Annual Report on Form 10-KSB for the year ended December 31, 1999 and on Amendment No. 1 to Form 10KSB/A for the year ended December 31, 1999, filed May 1, 2000, have been audited by Grant Thornton LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of Direct Sales International, L.P. as of and for the year ended December 31, 1999, incorporated in this prospectus by reference, from Cross Media Marketing Corporation's (formerly Symposium Corporation) Current Reports on Form 8-K/A (Amendment No. 1) filed on April 12, 2000 and on Form 8-K/A (Amendment No. 2) filed on April 14, 2000, to the Company's Current Report on Form 8-K filed February 14, 2000 have been audited by Grant Thornton LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Direct Sales International, L.P. as of and for the years ended December 31, 1998 and December 31, 1997, incorporated in this prospectus by reference, from Cross Media Marketing Corporation's (formerly Symposium Corporation) Current Reports on Form 8-K/A (Amendment No. 1) filed on April 12, 2000 and on Form 8-K/A (Amendment No. 2) filed on April 14, 2000, to the Company's Current Report on Form 8-K filed February 14, 2000 have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                  WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public on the SEC's Internet web site at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of securities under this prospectus is terminated.

      The following documents are incorporated by reference into this prospectus:

      o Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

      o Amendment No. 1 to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, filed May 1, 2000;

      o     Current Report on Form 8-K, filed February 14, 2000;

      o Amendment No. 1 to our Current Report on Form 8-K, filed February 14, 2000, filed April 12, 2000;

      o Amendment No. 2 to our Current Report on Form 8-K, filed February 14, 2000, filed April 14, 2000;

      o     Proxy Statement filed April 10, 2000;

      o     Current Report on Form 8-K, filed June 16, 2000t;

      o     Current Report on Form 8-K, filed July 21, 2000;

      o     Registration Statement on Form 8-A, filed July 31, 2000;

      o     Proxy Statement filed September 1, 2000;

      o     Proxy Statement filed December 11, 2000;

      o     Current Report on Form 8-K, filed December 29, 2000;

      o Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, June 30, and September 30, 2000;

      o The description of Cross Media Marketing's capital stock set forth in the Registration Statement on Form 10 filed on February 24, 1999, including any amendment or report filed for the purpose of updating such description ;

      o You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

            Cross Media Marketing Corporation
            410 Park Avenue
            Suite 830, New York, NY 10022
            Attention: Tim Ledwick, Chief Financial Officer
            Telephone number: (212) 752-2601

      You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                                     PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses, previously paid or payable by the Registrant in connection with the sale of common stock being registered under this registration statement. All amounts are estimates except the SEC registration fee.

                                                                  AMOUNT TO BE
                                                                      PAID
                                                                      ----
SEC registration fee..........................................      $3,754.00
Printing expenses.............................................
Legal fees and expenses.......................................
Accounting fees and expenses..................................
Miscellaneous expenses........................................
                                                                    -------
Total.........................................................            $
                                                                    =======


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation, as amended, contains provisions permitted by Section 102(b)(7) of the DGCL.

      Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

      The Registrant's Restated Certificate of Incorporation, as amended, provides indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL. Pursuant to the registration rights agreement entered into with the Registrant, the selling stockholders have agreed to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act.

      The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

ITEM 16.  EXHIBITS

Exhibit No.      Description

5.1**            Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1*            Consent of Grant Thornton LLP

23.2**           Consent of PricewaterhouseCoopers LLP

23.3** Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5 hereto).

----------
*     Filed herewith.
**    To be filed by amendment.


ITEM 17.  UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

            ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, Cross Media Marketing Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 12, 2001.

                                    CROSS MEDIA MARKETING CORPORATION

                                    By: /s/ Ronald Altbach
                                        --------------------------
                                    Name:  Ronald Altbach
                                    Title: Chairman and Chief Executive
Officer



            Signature                    Title(s)                   Date
            ---------                    --------                   ----

/s/ Ronald Altbach              Chairman, Chief Executive     January 12, 2000
------------------              Officer (Principal
Ronald Altbach                  Executive Officer and
                                Director


/s/ Tim S. Ledwick              Chief Financial Officer       January 12, 2000
------------------              (Principal Financial and
Tim S. Ledwick                  Accounting Officer)


/s/ Richard Kaufman             President and Director        January 12, 2000
--------------------
Richard Kaufman


                                Director                      January 12, 2000
-----------------
Richard Cohen


/s/ Ken Lambert                 Director                      January 12, 2000
---------------
Ken Lambert


                                Director                      January 12, 2000
----------------------
Bruce Dorskind

                                  EXHIBIT INDEX


Exhibit No. Description



5.1**       Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1*       Consent of Grant Thornton LLP.

23.2**      Consent of PricewaterhouseCoopers LLP

23.3** Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5 hereto).



----------
*     Filed herewith.
**    To be filed by amendment.